UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 9, 2008

WHITNEY INFORMATION NETWORK, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously reported by Whitney Information Network, Inc. (the “Company”), a Florida investigation was commenced in 2005 and stems from consumer complaints made to the State.  The Office of the Attorney General of the State of Florida (the “Attorney General”) conducted the investigation.  The Company denied and continues to deny each and all of the allegations, claims and contentions of the Attorney General.

On January 9, 2008, the Company entered into an Assurance of Voluntary Compliance (the “AVC”) with the Attorney General to close the investigation.  The AVC was entered into without an admission or judicial determination that the Company violated any laws, rules or regulations.

Pursuant to the AVC, as required under applicable Federal Trade Commission and State rules and guidelines, the Company agreed to certain marketing practices and to make or continue to make certain disclosures and disclaimers to consumers regarding its seminars and training courses.  The Attorney General acknowledged that the Company had already paid over approximately $580,000 in consumer refunds. Many of those refunds were made pursuant to the Company’s refund policy.  The Company agreed in the AVC to make refunds in the additional amount of approximately $450,000 to certain consumers, and also set aside, in an escrow account, $125,000 for refunds for potential claims arising from sales prior to the execution of the AVC.  The Company also agreed to make a payment to the Attorney General in the amount of $150,000 in satisfaction of the Attorney General’s investigative and attorney’s fees.  No penalties were imposed on the Company under the AVC.

The Company also has made a contribution in the amount of $150,000 to the “Seniors vs. Crime, Inc.” project for educational, investigative and crime prevention programs for the benefit of senior citizens and the community as a whole, in connection with the delivery of the AVC.

The Company believes that its compliance with the AVC will not have a material adverse impact on its business or results of operations; however, no assurances can be given with respect to the Company’s future performance, which is subject to many risk factors, including risk factors outside of the control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 15, 2008	WHITNEY INFORMATION NETWORK, INC.

/s/ John F. Kane
John F. Kane
Interim President